Exhibit 99.1

China Power Equipment, Inc.

Announces Voluntary Filing of Form 15 to Suspend SEC Reporting Obligations

On March 28, 2014, 4:05pm E.T.  /PR Newswire/ -- China Power Equipment, Inc. (OTCBB: CPQQ) (“China Power” or the “Company”),  a manufacturer of a new generation of energy saving amorphous alloy transformer cores and transformers in China, today announced that it filed a certification on Form 15 with the Securities and Exchange Commission (“SEC”) in order to suspend its reporting obligations under Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Board of Directors has approved this action as a cost reduction measure. Suspending and, ultimately, terminating the Company’s SEC reporting obligations will allow it to reduce the substantial legal, accounting and other expenses associated with reporting compliance.

The Company is eligible to suspend its reporting obligations because it has fewer than 300 record holders of its common stock as of the date hereof in addition to its satisfaction of other eligibility criteria under Rule 12h-3 of the Exchange Act on the date of filing the Form 15.

As a matter of fact, due to the fact the Company is a section 15(d) company, the duty to file under Section 15(d) of the Exchange Act automatically suspends as to any fiscal year, other than the fiscal year within which a registration statement became effective if the Company has less than 300 shareholders of record at the beginning of such a year, which has been the case for the Company for at least the past three years.

Nevertheless, the Company chose to file the Form 15 to notify the public that immediately upon the filing of the Form 15, it no longer intends to continue to file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Shares are anticipated being available for trading on the OTC Pink sheets, although there can be no assurances that any trading market for the Company’s securities will exist, after the Company filed the Form 15.

Ms. Elaine Zhao, resigned from her Chief Financial Officer position with the Company, effective as of March 27, 2014, considering the reduced need from the Company for her expertise going forward.

About China Power Equipment, Inc.

China Power Equipment, Inc. designs, manufactures, and distributes amorphous alloy transformer cores and amorphous core step-down transformers in China. The Company currently manufactures 59 different products, primarily amorphous alloy cores and amorphous alloy core transformers.

Safe Harbor Statement

This press release includes forward-looking statements. Generally, the words “believes,” “anticipates,” “may,” “will,” “should,” “expect,” “intend,” “estimate,” “continue,” and similar expressions or the negative thereof or comparable terminology are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, including the matters set forth in this report or other reports or documents we file with the SEC from time to time, which could cause actual results or outcomes to differ materially from those projected. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update these forward-looking statements.

For more information about China Power Equipment, please visit its website at www.chinapower-equipment.com.

For more information, please contact:

COMPANY:

Ms. Nicole Chen (English and Chinese)
Vice President of Finance
China Power Equipment, Inc.
Telephone: +86 (29) 6261 9758
Mobile: +86 186 1633 1170
Email: xa-fj@xa-fj.com